Exhibit 28(m)(1)

RULE 12b-1 DISTRIBUTION PLAN

(approved by Board of Trustees July 30, 2015)

I.	Investment Company: Securian Funds Trust

II.	Funds and Classes of Securian Funds Trust in the Distribution Plan

SFT Advantus Bond Fund, Class 2

SFT Advantus Money Market Fund

SFT Advantus Mortgage Securities Fund, Class 2

SFT Advantus Index 500 Fund, Class 2

SFT Advantus Index 400 Mid-Cap Fund, Class 2

SFT Advantus Real Estate Securities Fund, Class 2

SFT Advantus International Bond Fund, Class 2

SFT Advantus Managed Volatility Fund

SFT IvySM Growth Fund

SFT IvySM Small Cap Growth Fund

SFT Pyramis® Core Equity Fund, Class 2

SFT T. Rowe Price Value Fund

SFT Advantus Managed Volatility Equity Fund

PREAMBLE TO THE DISTRIBUTION PLAN

Securian Funds Trust (“Trust”) is an open-end management investment company organized as a Delaware statutory trust, which offers the shares of its Funds (the “Fund” or “Funds”) to certain life insurance companies (“Insurance Companies”) for allocation to their separate accounts which have been established for the purpose of funding variable annuity contracts and variable life insurance policies (collectively, “Variable Contracts”).

On May 1, 2012, the Trust adopted and amended the registration statement of Advantus Series Fund, Inc. (the “Series Fund”), as filed with the Securities and Exchange Commission, pursuant to an Agreement and Plan of Reorganization (the “Reorganization Agreement”) approved by both the Board of Directors of the Series Fund and the Board of Trustees of the Trust on July 28, 2011, and approved by a majority of the shareholders of each Portfolio of the Series Fund on October 21, 2011. Pursuant to the Plan of Reorganization, each Portfolio of the Series Fund was reorganized into a separate Fund of the Trust effective as of May 1, 2012. The successor Funds of the Trust have the same Rule 12b-1 Distribution Plan as the corresponding predecessor Portfolios of the Series Fund.

The following Distribution Plan (the “Plan”) has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the “Act”) by the Trust for the shares of its Funds and Classes listed above (“Shares”). The “Effective Date of the Plan” is May 1, 2012. The Plan has been approved by a majority of the Board of Trustees of the Trust (the “Board”), including a majority of the Board who are not interested persons of the Trust and who have no direct financial interest in the operation of the Plan (the “non-interested Board members”), cast in person at a meeting called for the purpose of voting on such Plan. With respect to each predecessor Portfolio/Class of the Series Fund, this Plan was adopted prior to any public offering of the voting securities of the Portfolio/Class or prior to the sale of such securities to persons who are not affiliated persons of the Fund, affiliated persons of such persons, promoters of the Fund, or affiliated persons of such promoters, or, if not so adopted, this Plan was approved by a vote of at least a majority of the outstanding voting securities of each such Portfolio/Class. With respect to each Fund/Class of the Trust, this Plan has been approved by at least a majority of the outstanding voting securities of each such Fund/Class.

The Board’s approval included a determination that in the exercise of its reasonable business judgment and in light of its fiduciary duties, there is a reasonable likelihood that the Plan will benefit each Fund of the Trust and its shareholders.

DISTRIBUTION PLAN

1. The Trust shall pay Securian Financial Services, Inc. (“Distributor”), the Insurance Companies or others, for distribution-related activities primarily intended to sell Shares or Variable Contracts offering Shares. Distribution-related payments made under the Plan may be used for, among other things, the printing of prospectuses and reports used for sales purposes, preparing and distributing sales literature and related expenses, advertisements, education of Variable Contract owners or dealers and their representatives, trail commissions, and other distribution-related expenses, including a prorated portion of the overhead expenses of the Distributor or the Insurance Companies which are attributable to the distribution of these Variable Contracts. Distributor may undertake such activities directly or may compensate others for undertaking such activities. Payments made under the Plan may also be used to pay Insurance Companies, dealers or others for non-distribution services, including, among other things, responding to inquiries from owners of Variable Contracts regarding the Trust, printing and mailing Trust prospectuses and other shareholder communications to existing Variable Contract owners, direct communications with Variable Contract owners regarding Trust operations and Fund composition and performance, furnishing personal services or such other enhanced services as the Trust or a Variable Contract may require, or maintaining customer accounts and records. Agreements for the payment of fees to the Distributor, Insurance Companies or others shall be in a form which has been approved from time to time by the Board, including the non-interested Board members.

2. The amount paid by the Trust shall be .25% per annum of the average daily net assets of the Trust’s Shares in each Fund (or Class thereof) covered by this Distribution Plan. These payments shall be made quarterly by the Trust to Distributor, the Insurance Companies or others.

3. Distributor, Insurance Companies or others shall furnish to the Board, for its review, on a quarterly basis, a written report of the monies paid to it, to the Insurance Companies or others under the Plan. The Distributor, Insurance Companies or others shall furnish the Board with such other information as the Board may reasonably request in connection with the payments made under the Plan including those distributions or payments made to others by the recipient.

4. The Plan shall continue in effect for a period of more than one year with respect to the Trust only so long as such continuance is specifically approved at least annually by a vote of the Board, including the non-interested Board members, cast in person at a meeting called for the purpose of voting on the Plan and its continuance.

5. The Plan, and any agreements entered into pursuant to this Plan, may be terminated with respect to the Shares of the Trust (or any Fund or Class thereof) at any time without penalty, by vote of a majority of the outstanding Shares of the Trust (or such Fund or Class) or by vote of a majority of the non-interested Board members, on not more than sixty (60) days’ written notice, or by the Distributor on not more than sixty (60) days’ written notice, and shall terminate automatically in the event of any act that constitutes an assignment of the investment advisory agreement between the Trust and the Trust’s Adviser.

6. The Plan, and any agreements entered into pursuant to this Plan, may not be amended to increase materially the amount to be spent by the Trust pursuant to Paragraph 2 hereof without approval by a majority of the outstanding Shares of each Fund and Class affected thereby.

7. All material amendments to the Plan, or any agreements entered into pursuant to this Plan, shall be approved by a vote of the non-interested Board members cast in person at a meeting called for the purpose of voting on any such amendment.

8. So long as the Plan is in effect, the selection and nomination of the Trust’s non-interested Board members shall be committed to the discretion of such non-interested Board members.

9. This Plan is a compensation type plan of distribution. It does not require the Distributor or other recipient of payments to maintain any specific level of expenditures, nor is the Distributor or other recipient precluded from earning a profit. Nothing in this Plan limits the ability of the Distributor, the Funds’ investment adviser, or others to utilize their own funds in connection with the promotion of sales of Fund Shares.

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